AMENDMENT: GUGGENHEIM ULTRA SHORT DURATION FUND

This Amendment (the “Amendment”) to the agreements listed in Schedule 1 (the “Existing Agreements”) is dated November 20, 2018 (the “Effective Date”), and is between MUFG Investor Services (US), LLC (“MUIS”) and Guggenheim Funds Trust (the “Trust”), (MUIS and each Trust are each a “Party” and collectively, the “Parties”).

MUIS is a limited liability company organized under the laws of the State of Kansas with offices located at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850.

The Trust is a registered management investment company under the Investment Company Act of 1940, as amended (“1940 Act”) and is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets (each series being a “Fund” and collectively, with other series, the “Funds”).

Recitals:

a.	MUIS provides fund accounting, fund administration, and transfer agency services to the Trust pursuant to the Existing Agreements; and

b.	The Trust wants to add a new fund to the Existing Agreements.

The Parties hereby agree as follows:

1.	The following new fund (the “New Fund”) is added as a Fund to the Existing Agreements effective as of the date the New Fund commences operations:
Guggenheim Ultra Short Duration Fund

2.	The fee schedule of the Existing Agreements is amended to include the fee arrangement listed in Schedule 2 for the New Fund.

3.
All capitalized terms that are not defined in the Amendment have the same meanings as given in the Existing Agreements. Any provisions in the Existing Agreements that are not amended in the Amendment remain unchanged.

4.	The Amendment may be executed and delivered, including by digital means, in one or more counterparts.

MUFG Investor Services (US), LLC	Guggenheim Funds Trust
By:	By:
Name:	Name: Amy J. Lee
Title:	Title: Vice President and Chief Legal Officer
Date:	Date: November 20, 2018

SCHEDULE 1

Existing Agreements

1	Transfer Agency Agreement dated January 27, 2014
2	Fund Accounting and Administration Agreement dated January 27, 2014

SCHEDULE 2

Notwithstanding the fee schedules in the Existing Agreements, the following fees apply to the Services provided to the New Fund:

	Existing Agreements	Fees

1	Transfer Agency Agreement dated January 27, 2014
•    $12,000 per calendar year ($1,000 per month) for a period of two years starting from the date the New Fund commences operations; with fees to be re-negotiated thereafter.
•    Out of pocket expenses are passed through to the New Fund at cost.

2	Fund Accounting and Administration Agreement dated January 1, 2014	• 3 basis points for a period of two years starting from the date the New Fund commences operations; with fees to be re-negotiated thereafter.

1